Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Aeries Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares	457(c)	31,901,380(1)(7)	$2.45(3)	$78,158,381.00	0.00014760	$11,536.18	—	—	—	—
Fees to be Paid	Equity	Class A ordinary shares	457(c)	21,027,801(2)(7)	$2.45(3)	$51,518,112.45	0.00014760	$7,604.07	—	—	—	—
Fees to be Paid	Equity	Class A ordinary shares	457(c)	13,485,870(4)(7)	$2.45(3)	$33,040,381.50	0.00014760	$4,876.76	—	—	—	—
Fees to be Paid	Warrants	Warrants to purchase Class A ordinary shares	457(g)	9,527,810(5)(7)	—	—	—	—(6)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—	—	—	—	—	—
Total Offering Amounts						$162,716,874.95		$24,017.01
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$24,017.01

(1)	Represents up to 31,901,380 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), of Aeries Technology, Inc., a Cayman islands exempted company upon exchange of shares of Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”), or Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares, pursuant to certain exchange agreements.

(2)	Represents up to 21,027,801 Class A ordinary shares issuable upon the exercise of (i) 11,499,991 redeemable warrants to purchase Class A ordinary shares that were issued by Worldwide Webb Acquisition Corp. (“WWAC”) in its initial public offering and (ii) 9,527,810 redeemable warrants (the “Private Placement Warrants”) to purchase Class A ordinary shares originally issued to Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), at a purchase price of $1.00 per warrant in a private placement that closed simultaneously with the consummation of WWAC’s initial public offering.
(3)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and represents the average high and low trading prices of the Class A ordinary shares as reported on The Nasdaq Capital Market on December 19, 2023.
(4)	Represents 13,485,870 Class A ordinary shares consisting of (a) 1,500,000 Class A ordinary shares originally issued to the Sponsor in a private placement prior to the consummation of WWAC’s initial public offering at an effective price of approximately $0.004 per share; (b) 1,250,000 Class A ordinary shares purchased by certain anchor investors in WWAC’s initial public offering from the Sponsor at a price of $0.005 per share; (c) 1,024,335 Class A ordinary shares issued to certain third-parties in connection with agreements not to redeem their Class A ordinary shares pursuant to certain non-redemption agreements, dated on and around March 31, 2023 and November 3, 2023; (d) 3,711,667 Class A ordinary shares issued to certain investors in a private placement pursuant to certain subscription agreements, dated on and around November 5, 2023 and November 6, 2023; (e) 5,638,530 Class A ordinary shares issued to Innovo Consultancy DMCC, a company incorporated in Dubai, United Arab Emirates, in accordance with the Business Combination Agreement, dated as of March 11, 2023, by and among WWAC, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares, and AARK and (f) 361,338 Class A ordinary shares to certain vendors and third parties in lieu of cash as consideration for expenses incurred in connection with the Business Combination.
(5)	Represents the 9,527,810 Private Placement Warrants originally issued to the Sponsor at a purchase price of $1.00 per warrant in a private placement that closed simultaneously with the consummation of WWAC’s initial public offering.
(6)	In accordance with Rule 457(g) under the Securities Act, the entire registration fee for the warrants is allocated to the Class A ordinary shares underlying the warrants and there is no separate filing fee payable.
(7)	Pursuant to Rule 416 under the Securities Act, the Registrant is also registering such additional indeterminate number of ordinary shares as may become issuable as a result of share splits or share dividends.